CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement (No. 33-63176) Form S-3 of our report dated January 30, 1997, which appears on page 23 of the 1996 Annual Report to Shareholders of CNB Financial Corp., which is incorporated by reference in CNB Financial Corp.'s Annual Report on Form 10-K for the year ended December 31, 1996.



PricewaterhouseCoopers LLP



Syracuse, New York
March 26, 1999